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                    PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                   Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION
(Unaudited; dollars in millions)

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
                                                       June 30,       December 31,
                                                         2002             2001
                                                       --------         --------
Short-term debt ...............................        $   51.6             59.3
Current portion of long-term debt .............           135.7            269.7
Long-term debt ................................         2,467.5          2,522.0
                                                       --------         --------
     Total debt ...............................         2,654.8          2,851.0

Minority interests in consolidated subsidiaries            62.4             59.4
Shareholders' equity ..........................         3,220.8          2,707.2
                                                       --------         --------
     Total capitalization .....................        $5,938.0          5,617.6
                                                       ========         ========

Ratio of total debt to total capitalization ...            44.7%            50.8%
                                                       ========         ========
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